Exhibit 16.1

October 4, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K of Sonesta International Hotels Corporation dated October 4, 2010, expected to be filed with the Securities and Exchange Commission on October 4, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/  CATUARNO AND COMPANY, INC.

CATUARNO AND COMPANY, INC.
Boston, Massachusetts